Exhibit 10.4

PATRIOT HOLDING CORP. 3700 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 January 12, 2007 Mr. Michael J. Paxton Transport Corporation of America, Inc. 1715 Yankee Doodle Road Eagan, Minnesota 55121 Dear Mike: I am writing in furtherance of my letter dated November 9, 2006, in order to clarify your role at Transport Corporation of America, Inc. ("Transport America") after June 30, 2008 (i.e., the end of the "Term," as defined in your First Amended and Restated Employment Agreement). You will no longer be an employee of Transport America after that date, and your participation in employment benefits and perquisites offered by Transport America will cease as of that date. If your employment with Transport America has not terminated prior to June 30, 2008, you will have the option to maintain your seat on the Transport America Board of Directors (the "Board"). If you choose to remain on the Board, we will recommend that your fellow Board members elect you as the Chairman of the Board and you will receive an annual director's fee of $100,000, net of any tax or other withholding obligations of the corporation, until Transport America experiences a change in control. Your director's fee will be paid in arrears in accordance with Transport America's normal payroll procedures and policies. You understand that your continued Board service is at the pleasure of Transport America's shareholders; in the event that you are removed from the Board for any reason after June 30, 2008, you will continue to receive a payout of $100,000 per year, payable in the same manner as the director's fee, until Transport America experiences a change in control. In the alternative, if your employment with Transport America is terminated prior to June 30, 2008, either by Transport America without Cause or by you for Good Reason (both as defined in your First Amended and Restated Employment Agreement), but not for any other reason, you will not continue to serve on the Board, but you will receive annual severance payments of $100,000, net of any tax or other withholding obligations of the corporation (which shall be paid in arrears in accordance with Transport America's normal payroll procedures and policies), commencing on June 30, 2008 and continuing until Transport America experiences a change in control, in exchange for your execution of a release of any and all claims against Transport America, in form and substance satisfactory to Transport America. This payout would be in lieu of any director's fee or the other continuing payout described in the preceding paragraph. If your employment with Transport America were to be terminated for Cause (as defined in your First Amended and Restated Employment Agreement) prior to June 30, 2008, you will not be entitled to any payments hereunder.

Also, assuming your employment with Transport America has not terminated prior to June 30, 2008, or if your employment is terminated without Cause or you resign for Good Reason before that date, you will be entitled to retain your Class A Units and Class B Units, subject to the restrictions and obligations set forth in your Management Unit Subscription Agreement, as amended, the Limited Liability Company Agreement of Transport Investors, LLC, and the related Securityholders Agreement. For purposes of this letter, a "change in control" shall mean (i) any merger, reorganization or similar transaction with an unrelated third party that results in the then current Transport America Board members controlling less than 50% of the seats on the post-transaction Transport America Board of Directors, or (ii) a sale of all or substantially all of the assets of Transport America. Again, I appreciate your contributions to Transport America and I hope you will choose to remain a member of the Board as discussed herein. Sincerely,  By: Van Zandt Hawn Its: Chief Executive Officer Acknowledged and Agreed on this day of January, 2007: Michael J. Paxton  2

 Also, assuming your employment with Transport America has not terminated prior to June 30, 2008, or if your employment is terminated without Cause or you resign for Good Reason before that date, you will be entitled to retain your Class A Units and Class B Units, subject to the restrictions and obligations set forth in your Management Unit Subscription Agreement, as amended, the Limited Liability Company Agreement of Transport Investors, LLC, and the related Securityholders Agreement. For purposes of this letter, a "change in control" shall mean (i) any merger, reorganization or similar transaction with an unrelated third party that results in the then current Transport America Board members controlling less than 50% of the seats on the post-transaction Transport America Board of Directors, or (ii) a sale of all or substantially all of the assets of Transport America. Again, I appreciate your contributions to Transport America and I hope you will choose to remain a member of the Board as discussed herein. Sincerely, PATRIOT HOLDING CORP. By: Van Zandt Hawn Its: Chief Executive Officer  2